QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 22, 2004.

Registration No. [            ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEXA CORP.
(Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)		76-0670175 (I.R.S. Employer Identification No.)
20 Greenway Plaza, Suite 600 Houston, Texas 77046 (Address of Principal Executive Offices)

GEXA CORP. 2002 NON-EMPLOYEE DIRECTOR
STOCK OPTION PLAN AND NON-STATUTORY
STOCK OPTION AGREEMENTS
(Full Title of the Plan)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:
Neil M. Leibman Chairman and CEO Gexa Corp. 20 Greenway Plaza, Suite 600 Houston, Texas 77046 (713) 407-0400	Robert G. Reedy Porter & Hedges, L.L.P. 700 Louisiana Street, 35th Floor Houston, Texas 77002-2764 (713) 226-0600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Common Stock, par value $.01 per share	1,650,000	$5.00	$8,250,000	$1,045.28

(1)
Securities being registered consist of 500,000 shares of Gexa Corp. ("Gexa") common stock issuable upon exercise of options under the Gexa Corp. 2002 Non-Employee Director Stock Option Plan (the "Plan") and 450,000 shares of Gexa common stock issuable upon exercise of Stock Options issued to Gexa's Chairman and Chief Executive Officer, Neil M. Leibman (includes an option for 300,000 shares granted on October 1, 2001 and an option for 150,000 shares granted on July 16, 2003), 350,000 shares of Gexa common stock issuable upon exercise of Stock Options issued to Gexa's former President and Chief Operating Officer, Ms. Marcie Zlotnik (includes an option for 300,000 shares granted on October 1, 2001 and an option for 50,000 shares granted on February 5, 2002), and 350,000 shares of Gexa common stock issuable upon exercise of a Stock Option issued to Gexa's current President and Chief Operating Officer, James A. Burke on October 18, 2003 (collectively, the "Non-Statuory Stock Option Agreements"). Each of the Plan and the Non-Statutory Stock Option Agreements qualifies as an employee benefit plan as defined under Rule 405 of Regulation C.

(2)
Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares of common stock which may become issuable by reason of any stock splits, stock dividends, recapitalizations or any other similar transaction affected with the receipt of consideration which results in an increse in the number of the registrant's outstanding shares of common stock.

(3)
Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on OTC:BB on June 18, 2004, $5.00.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, and are incorporated herein by reference.

Item 1. Plan Information

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Gexa Corp. 2002 Non-Employee Director Stock Option Plan (the "Plan") and recipients of the Non-Statutory Stock Option Agreements (the "Option Agreements") as specified in Rule 428(b)(1) under the Securities Act. Such documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information

        Employees participating in the Plan and recipients of the Option Agreements may obtain, without charge, a copy of the Plan or Option Agreement, as applicable, and the documents set forth in Item 3 of Part II below, upon written or oral request to the CEO, Gexa Corp., 20 Greenway Plaza, Suite 600, Houston, Texas 77046, telephone number (713) 407-0400.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION BY REFERENCE

        The following documents previously filed with the Securities and Exchange Commission by Gexa Corp. are hereby incorporated by reference:

  •
  Our annual report on Form 10-KSB for the year ended December 31, 2003, filed on May 18, 2004;

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2004 filed on May 21, 2004;

  •
  Our current reports on Form 8-K filed on February 18, 2004, March 10, 2004, March 31, 2004, April 14, 2004, April 29, 2004, May 18, 2004, May 24, 2004, May 28, 2004, June 2, 2004 and June 21, 2004; and.

  •
  The description of our common stock contained in our current report on Form 8-K/A filed on December 9, 2003.

        All other documents subsequently filed by Gexa Corp. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for:

  •
  a breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided by an applicable statute.

        Subsection (d) of Article VII of our Articles of Incorporation states that no director shall be liable to us or our shareholders for monetary damages, provided, however, that such Article shall not eliminate or limit the liability of a director to the extent the director is found liable for the actions, omissions or conduct listed above.

        In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director.

        The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person:

  •
  conducted himself in good faith;

  •
  reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

  •
  in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        A person may be indemnified under Article 2.02-1 of the TBCA against

  •
  judgments,

  •
  penalties (including excise and similar taxes),

  •
  fines,

  •
  settlements, and

  •
  reasonable expenses actually incurred by the person (including court costs and attorneys' fees).

        However, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

        Under Article 2.02-1 of the TBCA a corporation may:

  •
  indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors;

  •
  indemnify and advance expenses to directors and such other persons set forth above to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law;

  •
  purchase and maintain insurance or another arrangement on behalf of directors and such other persons set forth above against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

        Subsection (c) of Article VII of our Articles of Incorporation substantially provides that directors and officers of the Company will be indemnified to the fullest extent permitted by the TBCA.

        The company maintains directors' and officers' insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

Exhibit Number		Description
*4.1	—	Gexa Corp. 2002 Non-Employee Director Stock Option Plan
*4.2	—	Form of Stock Option Award Agreement Under Gexa Corp. 2002 Non-Employee Director Stock Option Plan
*4.3	—	Stock Option dated October 1, 2001 with Mr. Neil M. Leibman
*4.4	—	Stock Option dated July 16, 2003 with Mr. Neil M. Leibman
*4.5	—	Stock Option dated October 1, 2001 with Ms. Marcie Zlotnik
*4.6	—	Stock Option dated February 5, 2003 with Ms. Marcie Zlotnik
*4.7	—	Stock Option dated October 27, 2003 with Mr. James A Burke
*5.1	—	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.
*23.1	—	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
*23.2	—	Consent of Hein & Associates LLP
*24.1	—	Power of Attorney (included on signature page of this registration statement).

* Filed herewith.

ITEM 9. UNDERTAKINGS

  (a)
  Undertaking to Update

          The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  Undertaking With Respect to Documents Incorporated by Reference

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Undertaking With Respect to Indemnification

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 21st day of June, 2004.

GEXA CORP.
By:	/s/ NEIL M. LEIBMAN Neil M. Leibman, Chairman and CEO

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil M. Leibman and James A. Burke, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ NEIL M. LEIBMAN Neil M. Leibman	Chairman and CEO	June 21, 2004
/s/ JAMES A. BURKE James A. Burke	President	June 21, 2004
/s/ SARAH T. VEACH Sarah T. Veach	Vice President—Finance (Principal Financial and Accounting Officer)	June 21, 2004
/s/ DON ARON Don Aron	Director	June 21, 2004
/s/ STUART C. GAYLOR Stuart C. Gaylor	Director	June 21, 2004
Dan C. Fogarty	Director	June 21, 2004
/s/ TOM D. O'LEARY Tom D. O'Leary	Director	June 21, 2004
/s/ ROBERT C. ORR Robert C. Orr	Director	June 21, 2004

        INDEX TO EXHIBITS

Exhibit Number		Description
*4.1	—	Gexa Corp. 2002 Non-Employee Director Stock Option Plan
*4.2	—	Form of Stock Option Award Agreement Under Gexa Corp. 2002 Non-Employee Director Stock Option Plan
*4.3	—	Stock Option dated October 1, 2001 with Mr. Neil M. Leibman
*4.4	—	Stock Option dated July 16, 2003 with Mr. Neil M. Leibman
*4.5	—	Stock Option dated October 1, 2001 with Ms. Marcie Zlotnik
*4.6	—	Stock Option dated February 5, 2003 with Ms. Marcie Zlotnik
*4.7	—	Stock Option dated October 27, 2003 with Mr. James A Burke
*5.1	—	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.
*23.1	—	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
*23.2	—	Consent of Hein & Associates LLP
*24.1	—	Power of Attorney (included on signature page of this registration statement).

* Filed herewith.

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information
  Item 2. Registration Information and Employee Plan Annual Information
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION BY REFERENCE
  ITEM 4. DESCRIPTION OF SECURITIES
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
  ITEM 8. EXHIBITS
  ITEM 9. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY